UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2018

Aerojet Rocketdyne Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 N. Pacific Coast Highway, Suite 500, El Segundo, California	90245
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 252-8100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 20, 2018, Aerojet Rocketdyne Holdings, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its Fourth Amended and Restated Credit Agreement, dated as of June 17, 2016, among the Company, its material domestic subsidiaries from time to time party thereto as guarantors, Bank of America, N.A., a national banking association, as administrative agent, and other lender parties thereto (the “Lenders”). The Amendment states that, among other things, the Lenders will provide loans and other financial accommodations to the Company of up to one billion dollars ($1,000,000,000) on a secured basis, including (i) a term loan facility in an aggregate principal amount of up to $350 million, and (ii) a revolving credit facility in an aggregate principal amount of up to $650 million. The revolving credit facility was increased from an aggregate principal amount of up to $350 million. The Amendment also extends the maturity date from June 17, 2021 to September 20, 2023.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Exhibits

10.1	First Amendment to Fourth Amended and Restated Credit Agreement with Bank of America, N.A., dated as of September 20, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 20, 2018	Aerojet Rocketdyne Holdings, Inc.

	By:	/s/ Paul R. Lundstrom
		Name:	Paul R. Lundstrom
		Title:	Vice President and Chief Financial Officer